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                                                                    Exhibit 23.2









                         Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in the Proxy Statement-Prospectus of Citigroup Inc. that is made a part of the Registration Statement (Form S-4) of Citigroup Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 27, 2000, with respect to the consolidated financial statements of Associates First Capital Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP


                                          /s/ Ernst & Young
                                          -------------------------------

Dallas, Texas
September 19, 2000